EXHIBIT 99.1

          CHARMING SHOPPES, INC. ANNOUNCES EXTENSION OF CREDIT FACILITY


Bensalem, PA, February 4, 2004 - Charming Shoppes, Inc. (NASDAQ:CHRS), a leading retail apparel chain specializing in women's plus-size apparel, announced today that it has amended and restated its $300,000,000 revolving credit facility, effective January 29, 2004. The amended facility, which expires in August 2008, replaces the Company's $300,000,000 facility that was scheduled to expire in August 2004.

Congress Financial Corporation is the Administrative Agent, Collateral Agent and Joint Bookrunner. J.P. Morgan Business Credit Corp. is a Co-Documentation Agent, Joint Lead Arranger and Joint Bookrunner. Wachovia Bank, N.A., is a Joint Lead Arranger. Bank of America, N.A. and Fleet Retail Group, Inc. are Co-Documentation Agents. The credit facility is used primarily for working capital, letters of credit, and general corporate purposes. As of the January 29, 2004 closing date, there were no cash borrowings outstanding on the credit facility.

Charming Shoppes, Inc. operates 2,227 stores in 48 states under the names LANE BRYANT(R), FASHION BUG(R), FASHION BUG PLUS(R), and CATHERINE'S PLUS SIZES(R). Please visit www.charmingshoppes.com for additional information about Charming Shoppes, Inc.

This release contains certain forward-looking statements concerning the Company's operations, performance, and financial condition. These forward-looking statements include statements regarding future performance, including financial liquidity, and other matters. Such forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from those indicated. Such risks and uncertainties may include, but are not limited to: failure to achieve successful integrations, failure to successfully implement the restructuring plan and cost reductions, failure to successfully implement the Company's business plan for increased profitability and growth in the plus-size women's apparel business, changes in or miscalculation of fashion trends, extreme or unseasonable weather conditions, economic downturns, a weakness in overall consumer demand, failure to find suitable store locations, the ability to hire and train associates, trade restrictions and political or financial instability in countries where goods are manufactured, the interruption of merchandise flow to the Company's retail stores from its centralized distribution facilities, competitive pressures, and the adverse effects of acts or threats of war, terrorism, or other armed conflict on the United States and international economies. These, and other risks and uncertainties, are detailed in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the fiscal year ended February 1, 2003 and other Company filings with the Securities and Exchange Commission. Charming Shoppes assumes no duty to update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

CONTACT:          Gayle M. Coolick
                  Director of Investor Relations
                  (215) 638-6955